Exhibit 99.6

CVSL TO BE LED BY DIRECT SELLING VETERAN JOHN ROCHON;

STRATEGY IS OUTLINED FOR DIRECT SELLING ACQUISITIONS

For Immediate Release

Dallas, TX (September 25, 2012) –

The closing of the first step of previously-reported transactions between Computer Vision Systems Laboratories Corp. (“CVSL”) and Rochon Capital Partners, Ltd. took place today, as CVSL’s new chairman, long-time direct selling leader John P. Rochon, outlined goals for an acquisition strategy for CVSL in the global direct selling channel.

Mr. Rochon announced that his plan is to make CVSL the platform for a broad strategy of acquiring multiple privately-held direct selling companies. “We believe there is an important opportunity to accomplish something significant and unique in the direct selling channel,” he said.

Mr. Rochon is Chairman of Dallas-based Richmont Holdings (www.richmontholdings.com).  He has owned, invested in and managed dozens of businesses in a wide variety of global industries over his nearly 40-year career.  Among these, he served as Chairman and CEO of Mary Kay, Inc., one of the world’s largest direct selling companies and, as general partner of Richmont Capital Partners I, which was once one of the largest shareholders of Avon Products, Inc.

As a preliminary step, CVSL has acquired 100% of the stock of Happenings Communications Group, Inc., a publishing and media company, which will be a wholly-owned subsidiary of CVSL.  CVSL issued 438,086,034 shares of restricted common stock to Rochon Capital, representing 90% of the outstanding shares of CVSL’s common stock.  Mr. Rochon is now CVSL’s chief executive officer, sole director and chairman.  Mr. Rochon soon will be making announcements regarding additional directors and new management for CVSL.

“We want to offer something new in the marketplace: a specialized private-to-public platform that leverages our team’s unique knowledge, the power of the direct sales channel and the combined talent of all acquired companies, to create value for CVSL’s investors,” he said.

“The direct selling industry worldwide is a massive, powerful and growing sales channel and a major source of microfinance for entrepreneurs around the globe, with about $130 billion in annual revenue,” said Mr. Rochon. “Having been part of this industry for three decades, I know firsthand what can be accomplished in this channel. I believe direct selling is ripe for innovation. We believe we can make CVSL the vehicle for that fresh approach.”

The strategy can include making use of the millions of customer relationships underlying the multiple direct selling sales forces of the acquired companies, in order to market products and opportunities using the cloud infrastructure and ideas that Mr. Rochon has pioneered during his career.

Mr. Rochon said that over the past year Richmont has identified numerous acquisition candidates to potentially become part of the CVSL strategy.  He said that CVSL expects to announce initial acquisitions in the near future.

“We intend to use several principles in building CVSL.  First, we believe each company should be chosen carefully, based on how well it supports the overall strategy.  Second, we intend to maintain absolute ‘brand respect,’ with each company keeping its own unique identity.  Third, our years of experience and our direct selling expertise can help each company’s management make the most of its strengths.  Finally, we will look for ways of making all companies under the CVSL umbrella more efficient through shared ‘back office’ resources to reduce overlapping infrastructure costs and by sharing best practices and ideas,” said Mr. Rochon.

Mr. Rochon noted that the majority of direct selling companies are privately held and that many owners are looking for a way to monetize their ownership while continuing to stay active in the business.  “We can offer to the owner of a private, monoline direct selling company liquidity and access to new capital.   His or her company can become part of a larger, diversified entity.  We can offer owners and members of each company’s independent sales force the opportunity to participate in a portfolio of direct selling companies.”

Mr. Rochon said that, given his knowledge of the industry, some of the companies may require turnaround assistance, while others will be profitable at the point of acquisition and can focus on achieving a new level of growth.  He said that CVSL initially will focus on direct sellers that offer products for health, the home and beauty.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this press release, including statements regarding future events, our future financial performance, business strategy, and acquisitions strategy, and our plans and objectives for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only expectations and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2011 and those discussed in other documents we file with the Securities and Exchange Commission, which may cause our actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements to differ materially from expectations.

Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform our statements to actual results or changed expectations.

Richmont contact: Russell Mack (rmack@richmont.net) (972 398-7136)